Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-289063

ARES PRIVATE MARKETS FUND

Supplement dated February 25, 2026
to the Statement of Additional Information
for Class A Shares, Class D Shares and Class I Shares
dated July 30, 2025, as supplemented to date

This supplement contains information that amends, supplements or modifies certain information contained in the Statement of Additional Information ("SAI") of Ares Private Markets Fund (the "Fund") dated July 30, 2025, as supplemented to date. This supplement is part of, and should be read in conjunction with, the SAI. The SAI has been filed with the U.S. Securities and Exchange Commission and is available free of charge at www.sec.gov or by calling 1-866-324-7348. Capitalized terms used in this supplement have the same meanings as in the SAI unless otherwise stated herein.

Effective February 25, 2026, Tina St. Pierre resigned from her position as Chief Financial Officer, Principal Accounting Officer and Treasurer of the Fund and Christina Oh resigned from her position as Assistant Treasurer of the Fund.

On February 25, 2026, the Board of Trustees of the Fund appointed Christina Oh as Chief Financial Officer, Principal Financial Officer and Treasurer of the Fund and Tina St. Pierre as Chief Operating Officer of the Fund.

Accordingly, effective immediately, the following changes are made to the SAI.

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The section entitled "Management of the Fund–Executive Officers" is deleted in its entirety and replaced with the following:

Certain biographical and other information relating to the officers of the Fund who are not Trustees, is set forth below, including their ages, addresses, positions held, lengths of time served and their principal business occupations during the past five years.

Name, Position(s) held with Registrant, Year of Birth and Address*	Length of Time Served	Principal Occupation During Past 5 Years
Barry Miller Chief Executive Officer and President (1969)	Since August 11, 2022 and May 25, 2023, respectively	Partner in the Ares Secondaries Group since 2021; Partner in the Landmark Partners Private Equity Group from 2013 to 2021.

Name, Position(s) held with Registrant, Year of Birth and Address*	Length of Time Served	Principal Occupation During Past 5 Years
Christina Oh Chief Financial Officer, Principal Financial Officer and Treasurer (1980)	Since February 2026	Chief Financial Officer of Ares Secondaries Group since 2023. Partner, Chief Financial Officer, Infrastructure and Deputy Chief Financial Officer and Treasurer in the Ares Finance and Accounting Department since 2016.

Tina St. Pierre Chief Operating Officer (1970)	Since February 2026	Partner in the Ares Secondaries Group since 2021 and Chief Operating Officer of the Ares Secondaries Group since 2023; Partner (2009 to 2021) and the Chief Administrative Officer (2016 to 2021) at Landmark Partners (1995 to 2021).

Lisa Morgan Chief Compliance Officer and Secretary (1976)	Since inception (since May 29, 2024 as Secretary)	Partner and Chief Compliance Officer, Registered Products at Ares since 2023. Chief Compliance Officer of Ares Capital Corporation and Ares Dynamic Credit Allocation Fund since 2019. Chief Compliance Officer of CION Ares Diversified Credit Fund since 2021. Chief Compliance Officer at Ares Strategic Income Fund since 2022. Previously Managing Director and Head of Regulatory Compliance in the Ares Compliance Group at Ares since 2017

Name, Position(s) held with Registrant, Year of Birth and Address*	Length of Time Served	Principal Occupation During Past 5 Years
David Herbers Vice President (1981)	Since May 2025	Partner in the Ares Secondaries Group since 2025; Managing Director (2023-2025); Vice President in the Private Equity Group at Landmark Partners from 2018-2021.

Scott Humber Vice President (1973)	Since inception	Partner in the Ares Secondaries Group since 2021; Partner in the Private Equity Group at Landmark Partners from 2003 to 2021.

Matthew Jill Vice President and Assistant Secretary (1978)	Since inception	Partner and General Counsel, Fund Formation in the Ares Legal Group at Ares since 2014.

Joel Kress Vice President (1972)	Since May 2023	Managing Director in the Ares Secondaries Group since 2022; previously, Chief Operating Officer and Treasurer, Pomona Investment Fund from 2015 - 2022 and Senior Advisor to Diamond Ventures, LLC from 2013 - 2022.

Peter Ogilvie Vice President (1984)	Since inception	Partner and Head of the Ares Corporate Strategy Group since 2007; Executive Vice President for Ares Acquisition Corporation, a special purpose acquisition company sponsored by Ares, since 2021.

Naseem Sagati Aghili Chief Legal Officer, Vice President and Assistant Secretary (1981)	Since inception (since May 2024 as Chief Legal Officer)	General Counsel and Secretary of Ares since 2020 and Partner since 2023; previously, Co-General Counsel, Deputy General Counsel and General Counsel of Private Equity since 2009.

*	The address of each officer is care of the Secretary of the Fund at 245 Park Avenue, 44th Floor, New York, New York 10167.

Please retain this supplement with your SAI.

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